COMPUTATION OF EARNINGS PER SHARE                         EXHIBIT 11

                                              Three Months Ended September 30,
                                                       1995        1994
                                                       ----        ----

(Amounts in thousands except per share data)
PRIMARY
  Average shares outstanding                           14,216      11,030
  Net effect of dilutive stock options-
    based on the treasury stock method using
    average market price                                   99          56
                                                      -------     -------
                                        TOTAL          14,315      11,086
                                                      =======     =======

  Net Income                                          $ 1,312       2,128

  Per Share Amount                                        .09         .19
                                                      =======     =======

FULLY DILUTED
  Average shares outstanding                           14,216      11,030
  Net effect of dilutive stock options-
    based on the treasury stock method using
    the period-end market price, if higher than
    the average market price                              130          71
                                                      -------     -------
                                         TOTAL         14,346      11,101
                                                      =======     =======

  Net Income                                          $ 1,312     $ 2,128

  Per Share Amount                                        .09         .19
                                                      =======     =======



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COMPUTATION OF EARNINGS PER SHARE
                                               Nine Months Ended September 30,
                                                        1995        1994
                                                        ----        ----
(Amounts in thousands except per share data)
PRIMARY
  Average shares outstanding                           12,646      11,025
  Net effect of dilutive stock options-
    based on the treasury stock method using
    average market price                                   70          87
                                                      -------     -------
                                          TOTAL        12,716      11,112
                                                      =======     =======

  Net Income                                          $ 2,591     $ 2,827
  Per Share Amount                                        .20         .25
                                                      =======     =======
FULLY DILUTED
  Average shares outstanding                           12,646      11,025
  Net effect of dilutive stock options-
    based on the treasury stock method using
    the period-end market price, if higher than
    the average market price                              229         107
                                                      -------     -------
                                      TOTAL            12,875      11,132
                                                      =======     =======
  Net Income                                          $ 2,591     $ 2,827
  Per Share Amount                                        .20         .25
                                                      =======     =======


Since the effect of full dilution is not material, such amount is not included in the Quarterly Report to Shareholders.